Huntingdon Life Sciences Group plc
Woolley Road
Alconbury
Huntingdon
Cambridgeshire PE175HS

                                                     25th August 2000


Dear Sirs,

We have acted as English solicitors to Huntingdon Life Sciences Group plc (the "Company"). We understand the Company is proposing to file a Registration
Statement on Form S-8 (the "Registration Statement") relating to 2,500,000 ordinary shares, par value 5 pence per share (the "Ordinary Shares") of the Company pursuant to subscriptions in connection with the Huntingdon Life Sciences Inc. Savings and Investment Plan.

This opinion is limited to the law of England and Wales as applied by the English courts in each case as at the date hereof and is given on the basis that it will be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York or the United States of America.

For the purpose of this opinion we have examined and relied on copies of the documents listed and, where appropriate, defined in the Schedule to this letter. As to all questions of fact material to this opinion that have not been independently established we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have assumed that:

(a) all relevant documents have been to the extent finalized, and if not finalized will when finalized have been, validly signed (where necessary) and delivered (where necessary) by the Company and all other parties thereto and are, and to the extent not signed and delivered will (when signed and delivered) be, within the capacity and powers of and be or have been validly authorised, signed and delivered by each party thereto other than the Company;

(b) all copy documents examined by us for the purpose of this opinion conform to the originals and all final documents will not differ in any material respect from the draft documents so examined by us;

(c)      no relevant document has been amended, supplemented or terminated;

(d) the copies of the Memorandum and Articles of Association of the Company examined by us for the purpose of this opinion are complete and up-to-date;

(e) the Minutes and the Resolutions examined by us are a true and complete record of the proceedings described therein of duly convened, constituted and quorate meetings of the Board of Directors of the Company (or, as the case may be, of a duly constituted committee of the Board of the Company) or duly convened, constituted and quorate meetings of the members of the Company and the resolutions set out in such Minutes and the Resolutions remain in full force and effect without modification and the Extract is a true, complete and accurate extract of the minutes and resolutions referred to therein which comprises such an extract from a duly convened, consituted and quorate meeting of the Board of Directors of the Company and that the resolutions referred to therein were duly and properly passed and remain in full force and effect without modification

(f) all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company are those of persons authorized by the relevant resolutions to execute (or, as the case may be, witness the execution of) the relevant document on behalf of the Company;

(g) the information disclosed in the file of the Company obtained by our searches dated 16th August 2000 at the Companies Registration Office in relation to the Company was then accurate and has not since then been altered and that such search did not fail to disclose any material information which had been delivered for registration but did not appear on the file;

(h) there are no other facts which are or may be relevant to this opinion which have not been disclosed to us in relation to our giving this opinion;

(i) the accuracy and completeness of the statements contained in the certificates or comparable documents referred to above relating to matters of fact.

Subject to the assumption herein, we are of the opinion that up to 2,500,000 Ordinary Shares once allotted and issued by the Company in accordance with the documents listed in the Schedule and the Minutes and the Resolutions and the resolutions referred to in the Extract and once paid for in full in cash pursuant to the documents listed in the Schedule and the Minutes and the resolutions referred to in the Extract will be validly issued, subject to the appropriate entries being made in the Register of Members of the Company, and fully paid and, accordingly, no further contributions in respect of such Ordinary Shares will be required by the holders thereof by virtue only of their being such holders.

We express no opinion with respect to the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement or whether any material facts have been omitted from the Registration Statement and we have not independently checked or verified and assume no responsibility for the factual accuracy, completeness or fairness of the statements contained in the Registration Statement.

This opinion is addressed for you for use in connection with the filing of the Registration Statement. It may not be transmitted to or relied upon by any other person or used for any other purpose, nor may its existence or contents be otherwise disclosed to or quoted or referred to in any public document or filed with any government agency or any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours faithfully,

/s/ Charles Russell

CHARLES RUSSELL


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                                    SCHEDULE


1. Copies of the Memorandum and Articles of Association of the Company obtained from the Registrar of Companies by a search of the Company's file on 16th August 2000.

2. Minutes of meetings of the Directors of the Company held on 31st May 2000 and 17th August 2000 (the "Minutes").

3. Memorandum from M. Bibi dated August 2000 and an extract of the minutes of a meeting of the Directors of the Company held on 17th August 2000 (the memorandum and the extract together are defined as "the Extract").

4. Resolutions passed at the Extraordinary General Meeting of the Company held on 2nd September 1998 and at the Annual General Meeting of the Company held on 3rd June 1999.

5. Searches of the Company obtained from the Companies Registration Office on 16th August 2000.